Exhibit h(4)
Domini Social Investments LLC
536 Broadway, 7th Floor
New York, New York 10012

November 30, 2002

Domini Social Investment Trust
536 Broadway, 7th Floor
New York, New York 10012

          Re: Expense Limitation Agreement

Ladies and Gentlemen:

           Domini Social Investments LLC currently provides oversight, administrative and management services to Domini Social Investment Trust (the "Trust"), a Massachusetts business trust. We hereby agree with the Trust that we will waive expenses payable to us by the Trust's series designated Domini Social Equity Fund (the “Fund”) or will reimburse the Fund for all expenses payable by the Fund to the extent necessary so that the Fund’s aggregate expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses), net of waivers and reimbursements, would not exceed on a per annum basis 0.92% of that Fund’s average daily net assets.

          The agreement in this letter shall take effect on the date hereof, and shall remain in effect until November 30, 2003.

          Please sign below to confirm your agreement with the terms of this letter.

Sincerely,

Domini Social Investments LLC

By: ____________________________
Title:
Agreed:
Domini Social Investment Trust

By: ____________________________
Title: